Exhibit 10.15

FORM OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

POTBELLY CORPORATION

2013 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

* * * * *

Participant:

Option Grant Date (“Grant Date”):

Exercise Price:	$ per share

Number of shares subject to Option:

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, by and between Potbelly Corporation, a Delaware corporation (the “Company”), and the Participant is entered into pursuant to the Potbelly Corporation 2013 Long-Term Incentive Plan (as the same may be amended, restated, supplemented and otherwise modified from time to time, the “Plan”). All capitalized terms not otherwise defined in the text of this Agreement have the meanings attributed to them in the Plan. This Agreement is subject to the terms and conditions of the Plan.

1. Grant of Options. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a Non-Qualified Stock Option (the “Option”) to purchase from the Company the number of shares of Common Stock set forth above (such shares of Common Stock are referred to herein as the “Option Shares”) at the Exercise Price per share set forth above.

2. Vesting. Subject to the terms and conditions of this Agreement, the Option granted pursuant to this Agreement shall vest as to twenty-five percent (25%) of the Option Shares subject thereto on each of the first, second, third and fourth anniversaries of the Grant Date (each a “Vesting Date”), provided that the Participant’s Termination Date has not occurred before the applicable Vesting Date. Notwithstanding the foregoing:

(a)	[Include for Grants in 2015 and 2016] if the Participant’s Termination Date occurs prior to a Vesting Date due to a Qualifying Termination (as defined in the Executive Employment Agreement between the Company and the Participant dated August 8, 2013 (the “Employment Agreement”)) and if the Release Requirements (as defined in the Employment Agreement) are satisfied as provided in Paragraph 4(b) of the Employment Agreement, then the Option shall immediately vest with respect to all Option Shares then subject thereto;

(a)	[Include for Grants in 2017 and Later] if the Participant’s Termination Date occurs prior to a Vesting Date due to a Qualifying and if the Release Requirements are satisfied as provided in paragraph 4(b) of the Employment Agreement, then the Option shall immediately vest with respect to all Option Shares then subject thereto; provided, however, that if the Participant’s Termination Date occurs at the end of the Term of the Employment Agreement pursuant to the last sentence of paragraph 2(a) thereof, this paragraph (a) shall not apply with respect to the Option or any of the Option Shares subject thereto;

(b)	if the Participant’s Termination Date occurs prior to a Vesting Date due to a Qualifying Termination and (i) on or within six (6) months prior to a Change in Control and at a time when the Company is a party to a letter of intent relating to transactions which, if consummated, would constitute a Change in Control or the Company is in negotiations regarding a transaction which if consummated, would constitute a Change in Control, (ii) within three (3) months prior to a Change in Control, or (iii) on or within two (2) years following a Change in Control, then the Option shall immediately vest with respect to all Option Shares then subject thereto;

(c)	if the Participant’s Termination Date due to death or Disability (as defined in the Employment Agreement), the Option shall immediately vest with respect to that number of Option Shares subject to the Option that would have otherwise vested on a Vesting Date occurring during the one (1) year period following the Termination Date.

Except as specifically provided above, any portion of the Option that is not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto, including the right to exercise the Option. The Participant may only exercise the Option with respect to Option Shares to the extent the Option is vested with respect to such Option Shares and if and to the extent that the Option is otherwise exercisable.

3. Expiration. The Option shall expire on the earliest to occur of:

(a)	the ten-year anniversary of the Grant Date;

(b)	if the Participant’s Termination Date occurs by reason of death or Disability, the one (1) year anniversary of the Termination Date;

(c)	if the Participant’s Termination Date occurs for reasons other than death, Disability or Cause, the three (3)-month anniversary of the Termination Date;

(d)	if the Participant’s Termination Date occurs for Cause, the date preceding the Termination Date; or

(e)	the date on which the Participant breaches any covenant set forth in the Confidentiality and Non-Compete Agreement between the Participant and the Company or any covenant set forth in any other agreement between the Participant and the Company.

The applicable date determined under the foregoing paragraphs shall be the “Expiration Date” for the Option. Notwithstanding the foregoing provisions of this Section 3 or Section 4, no portion of the Option shall be exercisable after the Participant’s Termination Date except to the extent that it is exercisable as of the date immediately prior to the Participant’s Termination Date.

4. Option Exercise. Subject to this Agreement and the Plan, the Option may be exercised only after and to the extent that it has become vested and exercisable in accordance with Section 2 and prior to the Expiration Date. To the extent exercisable, the Participant may exercise the Option by filing a written notice with the Committee in accordance with rules and procedures established by the Committee. Any such notice shall specify the number of Option Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Option Shares indicated by the Participant’s election (except as otherwise provided by the Committee in connection with a broker-assisted cashless exercise program). Subject to applicable law, the Exercise Price shall be payable (a) in cash or cash equivalents, (b) by tendering, by actual delivery or by attestation, shares of Common Stock owned by the Participant for at least six (6) months prior to the date of exercise and valued at Fair Market Value as of the date of exercise, or (c) by a combination thereof; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.

5. Withholding. As a condition precedent to the issuance or transfer of any Option Shares, the Participant shall make such arrangements to the satisfaction of the Committee for the satisfaction of any federal, state or local withholding tax obligations that may arise including requiring the Participant to remit cash to the Company in an amount equal to such withholding. If the amount so requested is not remitted, the Company may refuse to issue or permit the transfer of the Option Shares. At the election of the Participant and subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations may be satisfied through the surrender of Common Stock which the Participant already owns or to which a is otherwise entitled pursuant to this Agreement; provided, however, previously-owned Common Stock that has been held by the Participant Common Stock to which the Participant is entitled pursuant to this Agreement may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

6. Miscellaneous.

(a)	Administration. The authority to administer and interpret the Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

(b)	Transfer Restrictions. This Agreement, the Participant’s rights hereunder, and the Option and Option Shares are not transferable by the Participant, except as provided in the Plan.

(c)	Securities Law Requirements. Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Common Stock under this Agreement unless such delivery or distribution would comply with all applicable laws. In particular, no shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.

(d)	Notices. All notices, consents and other exchanges of written material required or implied under this Agreement shall be in writing and delivered in person or by messenger, facsimile, overnight courier or certified mail and shall be sent to the following:

If to the Company:	Potbelly Corporation
222 Merchandise Mart Plaza
Suite 2300
Chicago, Illinois
Attention: Committee, General Counsel and Senior Vice President of Human Resources

If to Participant:	The address on file with the Company

All notices shall be deemed delivered and received by the receiving party (i) if delivered by messenger, on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, upon receipt of facsimile confirmation of the party transmitting such notice, or (iii) if delivered by overnight courier or certified mail, on the date of delivery as established by the return receipt, courier service confirmation or similar documentation (or the date on which the courier or postal service, as applicable, confirms that acceptance of delivery was refused by the addressee). A party may change its notice information set forth above by giving the other party proper notice of the change, but a change to such notice information is only effective when it is actually received.

(e)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(f)	Severability. The terms or conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

(g)	No Rights to Continued Service; No Rights as Stockholder. The grant of the Option does not constitute a contract of employment or continued service, and the grant of the Option shall not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan or the Agreement, unless such right or claim has specifically accrued under the terms of the Plan and the Agreement. The Participant and the Participant’s beneficiary shall not have any rights with respect to Common Stock (including voting rights) issuable upon exercise of the Option prior to the date on which the shares of Common Stock are issued upon exercise.

(h)	Governing Law. The grant of the Option and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Agreement the parties hereby submit to and consent to the exclusive jurisdiction of the State of Illinois and agree that such litigation shall be conducted in the courts of Cook County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed.

(i)	Amendment. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the Participant’s beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment is adopted by the Board (or the Committee, if applicable). Certain adjustments under the Plan shall not be subject to the foregoing limitations. In no event shall this Agreement be amended to provide for any provision that is inconsistent with the terms of the Plan.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

PARTICIPANT	POTBELLY CORPORATION

By:
Name:	Name:
Its:

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